Exhibit 99.(b)

PROXY POLICY

II.                                     PROXY VOTING POLICY

The voting of proxies shall be the responsibility of IMG in those cases where the beneficial owner has not chosen to vote the proxy.  IMG has elected to delegate this responsibility to ISS while maintaining an oversight function.  The primary objective, when in a fiduciary capacity, is to represent and vote for the best long-term interest of beneficiaries, exercising the care, skill, prudence and diligence required by Prudent Investor Rules and §404 (a) (1) (b) of ERISA.  In the case of the stock of Amcore Financial, Inc., such shares will not be voted by IMG (see Appendix A, Section III, C). The sections below are guidelines in voting the proxies.

III.                                 PROCEDURES FOR VOTING ALL PROXIES (Authority)

A.                                   All proxies are sent to ISS for review.

B.                                     Proxies of closely held companies will be sent to the designated proxy review officer at IMG for review and voting.  For those corporations in which AMCORE’s client portfolios hold significant interest (closely held company), the proxy should be brought to the attention of the Committee for final consultation and or consideration.  A representative from the Committee is to sign and date the proxy upon approval of the vote.

C.                                     ISS shall review each proxy based on the guidelines set forth in this policy.  The designated proxy review officer at IMG will review ISS recommended votes in areas pertaining to compensation, mergers and acquisitions, stock option policies, mutual fund advisory agreements and any other issues that have been determined to be relevant by IMG’s equity analysts. If the proxy review officer disagrees with the recommended vote by ISS, the vote is to be reviewed by a committee consisting of the officer, IMG’s Chief Investment Officer, IMG’s Supervising Equity Manager, Amcore Investment Group’s Executive Vice President and Trust Officer and Amcore Investment Group’s Supervising Portfolio Manager (the Proxy Committee or Committee).

D.                                    The Committee shall meet form time to time to review this policy, recommend changes as appropriate, review proxy voting reports and consider contentious votes as determined by any of its members. The Proxy Committee can overrule any recommendation by ISS.

IV.           PROCEDURES FOR VOTING NON-ROUTINE PROXIES

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Election of Directors

Evaluate Board nominees to each board of directors on a CASE-BY-CASE basis, examining the following factors:

•                  long-term corporate performance record relative to a market index;

•                  composition of board and key board committees;

•                  corporate governance provisions and takeover activity;

•                  nominee’s attendance at meetings;

•                  nominee’s investment in the company;

•                  whether a retired CEO sits on the board;

•                  whether the chairman is also serving as CEO; and

•                  whether the nominee is an inside director and the full board serves as the audit, compensation, or nominating committee or the company does not have one of these committees.

In the following situations, votes on director nominees will be withheld:

•                  nominee attends less than 75 percent of the board and committee meetings without a valid excuse;

•                  nominee implements or renews a dead-hand or modified dead-hand poison pill;

•                  nominee ignores a shareholder proposal that is approved by a majority of shares outstanding;

•                  nominee ignores a shareholder proposal that is approved by a majority of the votes cast (1 yr. Look-back)

•                  nominee has failed to act on takeover offers where the majority of the shareholders have tendered their shares;

•                  nominee is an inside director or affiliated outsider and sits on the audit, compensation, or nominating         committees;

•                  nominee is an inside director or affiliated outsider and the majority of the board is not independent;

•                  nominee is an audit committee member when a company’s non-audit fees are greater than 50% of all fees paid; and,

•                  nominee has enacted egregious corporate governance policies or failed to replace management as appropriate.

Proxy Contests

Evaluate proxy contests on a CASE-BY-CASE basis.  In either a contest to elect directors or to approve a strategic initiative, we recommend in favor of the position that we believe will produce the best economic outcome for shareholders.

Election of Dissident Directors

Evaluate each proposal to elect a dissident slate of directors on a CASE-BY-CASE basis.

Indemnification and Liability Protection for Directors and Officers

Usually recommend FOR management proposals on indemnification and liability limitations for officers and directors and AGAINST shareholder proposals to limit indemnification and liability limitations.

Board Classification

Normally recommend AGAINST proposals to classify a corporate board and FOR resolutions calling for the annual election of directors.

Separate Positions of Chairman and CEO

Normally FOR proposals that would require the positions of chairman and CEO to be held by different persons, unless the company has all of the following:

•                  Designated lead director with delineated duties

•                  Majority independent board

•                  Independent key committees

•                  Committee chairpersons nominated by independent directors

•                  Annual review of CEO performance

•                  Governance guidelines

Exceptions may be made for small companies with a limited roster of executive officers who find it necessary to combine these positions.  Additionally, recently reorganized companies may need to combine these positions temporarily.

Majority of Independent Directors

Normally recommend FOR shareholder proposals that require that the board be composed of a majority of independent directors.

Generally recommend FOR shareholder proposals asking for a 2/3 independent board, unless the board is effectively in compliance with the request based on AMCORE’s definition of independence.

Normally recommend FOR shareholder proposals that request that the board audit, compensation and/or nominating committees be composed exclusively of independent directors.

Board Tenure

Normally recommend AGAINST shareholder resolutions to limit the tenure of directors.

Shareholder Ability to Remove Directors

Normally recommend AGAINST proposals that provide that directors may be removed only for cause and FOR proposals to restore shareholder ability to remove directors with or without cause.

Normally recommend AGAINST proposals that provide that only continuing directors may elect replacements to fill board vacancies and FOR proposals that permit shareholders to elect directors to fill board vacancies.

Cumulative Voting

Normally recommend FOR shareholder proposals calling for cumulative voting in the election of directors and AGAINST proposals to eliminate cumulative voting.

Shareholder Ability to Call Special Meetings

Normally recommend AGAINST proposals to restrict or prohibit shareholder ability to call special meetings and FOR proposals that remove restrictions on the right of shareholders to act independently of management.

Shareholder Ability to Act by Written Consent

Normally recommend AGAINST proposals to restrict or prohibit shareholder ability to take action by written consent and FOR proposals to allow or make easier shareholder action by written consent.

Shareholder Ability to Alter the Size of the Board

Normally recommend FOR proposals that seek to fix the size of the board and AGAINST proposals that give management the ability to alter the size of the board without shareholder approval.

Stock Ownership Requirements

Normally recommend FOR shareholder proposals requiring directors to own at least a diminimus amount of company stock in order to qualify as a director or to remain on the board.  Diminimus is to be determined on a CASE-BY-CASE basis. Recommend FOR shareholder proposals requiring a portion of directors’ retainer be paid in stock, unless the company already has a similar program in place.

Change Size of the Board

Examine all proposals to change the size of the board on a CASE-BY-CASE basis.

Confidential Voting

Recommend FOR shareholder resolutions requesting adoption of confidential voting and FOR management proposals to adopt confidential voting.

Shareholder Advisory Committees

Evaluate proposals to create shareholder advisory committees on a CASE-BY-CASE basis.

Bundled Proposals

Evaluate bundled proposals on a CASE-BY-CASE basis.  In the case of items that are conditioned upon each other, we examine the benefits and costs of the packaged items.  In instances when the joint effect of the conditioned items is not in shareholders’ best interests, we vote against the proposals.  If the combined effect is positive, we support such proposals.

AUDITORS

Ratification of Auditors

Proposals to ratify auditors are made on a CASE-BY-CASE basis.

Normally recommend AGAINST the ratification of auditors and WITHHOLD votes from audit-committee members when the company’s non-audit fees (ex. Consulting) are greater than 50% of total fees paid to the auditor.

Audit Fees = statutory audit fees + audit related fees + permissible tax services (this excludes tax strategy)

Non-Audit Fees = other fees (ex. Consulting)

Seek Bids from Auditors

Generally recommend AGAINST shareholder proposals calling for companies to seek bids from other auditors.

Rotate Accounting Firms

Normally recommend FOR shareholder proposals requiring audit firm rotation, unless the rotation period is so short (less than five years) that it would be unduly burdensome to the company.

Restore Shareholder Approval of Auditor Ratification

Generally recommend FOR shareholder proposals calling for companies to restore the right of shareholders to ratify the appointment or reappointment of independent auditors.

ANTI-TAKEOVER MEASURES

Poison Pills

Evaluate proposals to institute or amend shareholder rights plans on a CASE-BY-CASE basis.

Ideally, plans should embody the following attributes:

•                  20% or higher flip-in or flip-over

•                  Two to three year sunset provision

•                  No dead-hand or no-hand features

•                  Shareholder redemption feature - if the board refuses to redeem the pill 90 days after an offer is announced, ten percent of the shares may call a special meeting or seek a written consent to vote on rescinding the pill

Normally recommend FOR shareholder proposals calling for shareholder rights plans to be rescinded or put to a vote of shareholders.

Fair Price Procedures

Usually recommend AGAINST management resolutions to implement fair price procedures and FOR shareholder proposals calling for their elimination.

Supermajority Rules

Generally recommend a vote AGAINST management proposals to institute supermajority rules and FOR shareholder resolutions calling for their elimination.

Supervoting Stock and Unequal Voting Rights

Normally recommend AGAINST management proposals to introduce several classes of voting stock with unequal voting rights.

Greenmail

Normally recommend a vote FOR the adoption of proposals to restrict a company’s ability to make greenmail payments.  The recommendation is decided on a CASE-BY-CASE basis if the anti-greenmail amendment is bundled with other charter or bylaw amendments.

White Squire Placements

Normally recommend FOR shareholder proposals to require approval of blank check preferred stock issues for other than general corporate purposes.

CAPITAL STRUCTURE

Common Stock Authorization

To evaluate increases in authorized capital stock, AMCORE will use quantitative criteria that measure the number of shares available for issuance, after analyzing the company’s industry and performance.  To set an allowable increase cap, AMCORE’s approach measures the need for additional shares and the company’s performance.  AMCORE then compares the requested increase against the allowable increase cap and supports only those requests that are less than the allowable increase.

All capital requests for specific transactions are evaluated on a CASE-BY-CASE basis based on the merit of the transaction.

Reverse Stock Splits

Normally recommend FOR management proposals to implement a reverse stock split when the number of shares will be proportionately reduced to avoid delisting.

Examine all proposals to implement a reverse stock split that do not proportionately reduce the number of shares authorized for issue on CASE-BY-CASE basis.

Blank Check Preferred Stock

Normally recommend FOR proposals to create blank check preferred stock in cases when the company expressly states that the stock will not be used as a takeover defense or carry superior voting right.

Normally review on a CASE-BY-CASE basis all proposals that would authorize the creation of new classes of preferred stock with unspecified voting, conversion, dividend and distribution, and other rights.

Review on a CASE-BY-CASE basis all proposals to increase the number of authorized blank check preferred shares.  If the company does not have any preferred shares outstanding we will vote against the requested increase.  If the company does have preferred shares outstanding we will use the criteria set forth above in Common Stock Authorization.

Ratification of Blank Check Preferred Placements

Recommend FOR shareholder proposals to have blank check preferred placements submitted to shareholders for ratification.

Financing Plans

Recommend relative to financing plans strictly on a CASE-BY-CASE basis.

Adjustments to Par Value

Normally recommend a vote FOR proposals seeking to adjust the par value of a company’s stock.

Preemptive Rights (U.S.)

Normally recommend AGAINST shareholder proposals calling for the restoration of preemptive rights for shareholders.

Executive Retirement Benefits

Generally vote FOR shareholder proposals requiring reports on executive retirement benefits.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Evaluate executive compensation plans on a CASE-BY-CASE basis.  The following conditions often result in recommendation against the adoption of a plan.

Repricing – The plan expressly permits repricing of underwater stock options without shareholder approval or the company has a history of such action.

Evergreen Plan – The company seeks to amend, adopt, or convert to a self-replenishing plan.

Discounted Stock Options – The plan permits the grant of stock options to executives at a discount of fair market value on grant date.

SARs and/or Restricted Stock – The company seeks to amend or adopt a plan that provides only for SARs and/or restricted stock awards.

Dilution – Cumulative dilution exceeds 10 percent for mature companies, 15 percent for growth companies, and 20 percent for emerging companies.  For companies that significantly underperform their peer and business index, these thresholds may be adjusted downward to as low as 5 percent for mature companies, 10 percent for growth companies, and 15 percent for emerging companies.

Director Compensation

Examine all director compensation plans on a CASE-BY-CASE basis, applying the same criteria that we use in examining executive pay plans.

Employee Stock Purchase Plans

In reviewing employee stock purchase plans, including those that do not qualify as 423 plans in the U.S., AMCORE considers the purchase price, the length of the offering period, and potential voting power dilution (VPD).  As such, AMCORE votes FOR if the purchase price is at least 85 percent of fair market value, the offering period is 27 months or less; and, voting power dilution is ten percent or less.

Shareholder Proposals on Executive and Director Compensation

Examine shareholder proposals on executive and director pay on a CASE-BY-CASE basis.  In practice, we recommend against most proposals to limit pay.  However, we usually support proposals to restructure pay plans if, based on judgment, such restructuring will benefit shareholders.

Expensing of Stock Options

Examine all shareholder proposals requiring the expensing of stock option awards on a CASE-BY-CASE basis.

STATE OF INCORPORATION

Reincorporate in Another State

Evaluate management proposals to reincorporate in another state on a CASE-BY-CASE basis.  Our recommendation is based on the reasons for the move as well as the effects on shareholders’ rights.